CONFIDENTIAL

                               SITEK INCORPORATED
                     FOUNDER-EXECUTIVE EMPLOYMENT AGREEMENT


THIS EMPLOYMENT AGREEMENT (the "Agreement") is made effective as of March 27, 2000 by and between Sitek Inc., a Delaware Corporation (the "Company") and Paul
D. Jackson, an individual ("Mr. Jackson") and a contributing founder of the Company.

Mr. Jackson may occupy an executive position in the Company, one or more of its divisions or any of its wholly owned subsidiaries. This agreement is also binding for any Subsidiary to which Mr. Jackson is assigned.

The Company and Mr. Jackson wish to provide mutual promises and assurances that will define the nature and terms and conditions of their relationship. Therefore, in consideration of the mutual promises, acknowledgments and representations herein, the parties agree as follows:

1. EMPLOYMENT AND DUTIES

Mr. Jackson will work exclusively and on a full-time basis for the Company and shall devote his best efforts to accomplishing the goals and objectives established and set by the Chief Executive Officer ("CEO") of the Company. Mr. Jackson's title shall be Vice President and Corporate Secretary of the Company.

(a) Major Change of Executive Responsibilities

Any major change of Mr. Jackson's executive responsibilities wherein such duties are materially diminished shall be mutually acceptable and agreed to in writing by Mr. Jackson and the CEO prior to execution of said change. Mr. Jackson shall not unreasonably withhold agreement to a necessary change.

(b) Goals and Objectives set by the CEO

Goals and objectives set by the CEO for Mr. Jackson shall be rational, reasonable, achievable, and aligned with the business objectives and the material success of the Company. Goals and objectives for Mr. Jackson shall be established through mutual agreement with the CEO.

2. TERM

Employment under this Agreement shall commence on the effective date and shall continue for a period of 4 years. Thereafter, this Agreement shall automatically renew for additional 3-year terms unless either party gives the other written notice of non-renewal at least 1 year prior to the expiration of the then current term of the Agreement.

3. COMPENSATION

(a) Base Salary

The Company agrees to pay Mr. Jackson a base salary, before deducting all applicable withholdings, at the rate of US $135,000 per annum. This salary shall be payable in accordance with the standard payroll policies of the Company, including any revisions to these policies deemed necessary and appropriate by the Company. The Company shall consider increases to Mr. Jackson's base salary on an annual basis to be effective on the start of the fiscal year.

(b) Incentive Bonus

Mr. Jackson shall be entitled to participate in a bonus plan for the Company's Executives. By meeting specific objectives established by the CEO, Mr. Jackson may earn, in addition to his base salary, an incentive bonus of up to 40% of Mr.

                                  CONFIDENTIAL


Jackson's base salary per year. Any incentive bonus shall be based one-half on Mr. Jackson's individual performance as determined by the CEO and one-half on the Company's performance in achieving its planned and budgeted operating income goals. Any incentive bonus shall be paid on an annual basis no later than the third fiscal month of the following fiscal year.

(c) Transportation Allowance

Mr. Jackson is entitled to a transportation allowance of US$650 per month (after withholdings), paid on the last day of the month as a payroll item.

4. BENEFITS

In addition to the compensation described in Section 3 of this Agreement, the Company shall provide the following benefits while the Company employs Mr. Jackson. Except as set forth in Section 5 of this Agreement, all benefits shall terminate upon expiration or termination of this Agreement and unused benefits shall have no cash value and shall not be compensated to Mr. Jackson upon expiration or termination of this Agreement.

(a) Health and Medical Insurance

The Company shall pay for and provide Mr. Jackson and his immediate family with health, medical, dental, and vision insurance on terms no less favorable than or provided to the Company's corporate executive staff.

(b) Life and Disability Insurance

The Company will purchase a term life insurance policy (with aviation riders) for Mr. Jackson in an amount equal to 5 times Mr. Jackson's annual base salary provided Mr. Jackson meets all the usual and customary qualifying criteria established by the life insurance provider. In addition to any disability income available from the Arizona Worker's Compensation Fund, the Company shall also purchase a long-term disability insurance policy for Mr. Jackson that will provide a disability benefit to Mr. Jackson equal to one-half of Mr. Jackson's annual base salary. Said disability policy shall contain a 60-day exclusion period and a disability shall be defined as Mr. Jackson's inability to perform his usual and regular job duties for the Company. Mr. Jackson shall be subject to all exclusions, limitations and restrictions contained in the life and disability policies provided and the Company shall not be a guarantor of any benefits under these policies.

(c) Paid Time Off

Mr. Jackson shall have 3 weeks annual vacation. If Mr. Jackson is unable, due to demands of his position, to take vacation, the vacation shall accrue into the next year. Mr. Jackson may accrue unused vacation up to 27 weeks. In addition, Mr. Jackson shall have non-accruing 2 weeks per year for time off for illness benefit.

(d) Expense Reimbursement

The Company shall, upon receipt of appropriate documentation, reimburse Mr. Jackson for his reasonable travel, lodging and other ordinary and necessary business expenses consistent with the Company's policies.

(e) 401(k) Program

Mr. Jackson shall be eligible to participate in the Company's 401(k)-retirement program under the same terms as those applicable to all Company Executives.

                                  CONFIDENTIAL


5. TERMINATION

The Company may terminate this Agreement at any time in the manner provided in this Section 5. Mr. Jackson may terminate this Agreement at any time upon delivery of 30 days written notice. Termination of this Agreement shall completely terminate Mr. Jackson's employment with the Company.

(a) Notice of Non-Renewal

Either party shall give notice of non-renewal in writing at least 1 year prior to the expiration of the then current term, in which case this Agreement shall not be automatically renewed and shall terminate upon expiration of the then current term. In the case that the Company exercises its non-renewal rights under the provision of this Section 5(a) of the Agreement:

     1. At least 120 days prior to the termination of this Agreement, the Company shall vest all non-vested shares and share options held by Mr. Jackson.

     2. Prior to March 31, 2003, a notice of non-renewal by the Company shall be mutually acceptable under the provisions of Section 1(a) of this Agreement.

(b) For Cause

The Company may terminate this Agreement for cause upon written notice to Mr. Jackson stating the facts constituting such cause. If Mr. Jackson is terminated for cause, the Company shall be obligated to pay Mr. Jackson's base salary at the current rate due him through the date of termination plus payment for all accrued paid time off, and the Company shall have no further obligation hereunder. For the purpose of this section, "cause" shall include:

     1.   Neglect of duties.
     2.   Violation of a material provision of this Agreement.
     3. The appropriation or attempted appropriation of a material business opportunity of the Company, including attempting to secure or securing any personal profit in connection with any transaction entered into on behalf of the Company other than as set forth in written agreements between the Company and Mr. Jackson.
     4. The misappropriation or attempted misappropriation of any of the Company's funds or property.
     5. The conviction of, the indictment for (or its procedural equivalent), or the entering of a guilty plea or plea of no contest with respect to a felony, or any other crime with respect to which imprisonment for more than 1 year is a possible punishment.
     6. Willful violation of a Company policy or established business practice that results in litigation against the Company, and wherein such litigation results in an unfavorable and non-appealed judgement against the Company in a U.S. Court of Law.

(c) Without Cause

The Company may terminate this Agreement at any time without cause, by giving 120 days written notice to Mr. Jackson. Within 72 hours of termination without cause, the Company shall pay Mr. Jackson the following:

     1.   The base salary due him through the date of termination, plus
     2. The amount of base salary remaining under the current term of this Agreement, plus
     3.   Payment for all accrued paid time off, plus
     4. An additional 5 years base salary at the rate of the current term of the Agreement if there is less than 1 year remaining on the current term of this Agreement at the time of termination without cause, or
     5. An additional 4 years base salary at the rate of the current term of the Agreement if there is more than 1 year remaining on the current term of this Agreement at the time of termination without cause.

                                  CONFIDENTIAL


In addition, the Company is obligated and shall provide paid health and medical insurance per Section 4(a) of this Agreement for a period of 3 years after termination without cause. Furthermore, the Company shall immediately vest all non-vested shares and share options held by Mr. Jackson at the time of termination without cause. Additionally, Mr. Jackson shall have at his option, "piggyback" registration rights in any subsequent public offering, for any shares and share options held by Mr. Jackson at the time of termination without cause, for a period of 10 years following termination without cause.

(d) Disability

If during the term of this Agreement, Mr. Jackson fails to perform his duties hereunder because of illness or other incapacity for a period of 300 consecutive days, the Company shall have the right to terminate this Agreement without further obligation hereunder except for the Company's obligation to provide disability insurance.

(e) Death

If Mr. Jackson dies during the term of this Agreement, this Agreement shall terminate immediately, and Mr. Jackson's beneficiaries shall be entitled to receive the base salary and benefits due Mr. Jackson through the date of such termination and any other death benefits generally applicable to Executives.

(f) Acquisition, Merger, or Takeover

In the event that the Company is acquired, merged or taken over by another company, Mr. Jackson's shares and share options shall immediately vest and this Agreement shall automatically renew for 4 years.

6. NON-DISCLOSURE OF PROPRIETARY INFORMATION

The Company invents, develops, manufactures and markets processes and products that involve experimental, developmental, and/or inventive work of a highly proprietary nature. The Company's commercial success depends upon the protection of these processes, products and work by patent or by secrecy. Mr. Jackson will substantially contribute to and have access to all of the Company's "Proprietary Information" and Mr. Jackson therefore agrees as follows:

(a) "Proprietary Information" shall mean:

     1. Any and all methods, inventions, improvements, information, data or discoveries, whether or not patentable, that are secret, proprietary, confidential or generally undisclosed (including information originated or provided by Jackson) in any area of knowledge, including information concerning trade secrets, processes, software, products, patents, inventions, formulae, apparatus, techniques, technical data, improvements, specifications, servicing, attributes and relative attributes relating to any of the Company's equipment, devices, processes or products;
     2. The identities of the Company's customers and potential customers ("Customers") including Customers Mr. Jackson successfully cultivates or maintains during his employment using the Company's products, name or infrastructure, the identities of contact persons at Customers, the preferences, likes, dislikes and technical and other requirements of Customers and contact persons with respect to product types, pricing, sales calls, timing, sales terms, rental terms, lease terms, service plans, and other marketing terms and techniques;
     3. The Company's business methods, practices, strategies, forecasts, know-how, pricing, and marketing plans and techniques;
     4. The identity of key accounts, potential key accounts, and the identities of the Company's key customer representatives and executives.

          "Proprietary Information" shall not include information that was known to Mr. Jackson on a non-confidential or proprietary basis prior to his employment with the Company, or information that either is or

                                  CONFIDENTIAL

          hereafter becomes known to the general public without breach or fault on the part of Mr. Jackson.

(b) Mr. Jackson acknowledges that the Company has exclusive property rights to the Proprietary Information and Mr. Jackson hereby assigns all rights he might possess in the Proprietary Information to the Company. Except as required in the performance of the duties of his employment with the Company, Mr. Jackson will not at any time during or after the term of this Agreement, without the express written consent of the Company, Directly or indirectly use, communicate, disclose, disseminate, lecture upon, publish articles or otherwise put in the public domain:

     1.   Any Proprietary Information of the Company;
     2. Any other information of a secret, proprietary, confidential or general undisclosed nature relating to the Company, its products, Customers, processes or services, including information related to testing, research, development, manufacturing, marketing or selling.

(c) All documents, record, notebooks, notes, memoranda, data bases, and similar repositories containing Proprietary Information made or compiled by Mr. Jackson at any time during the term of this Agreement, including any copies thereof, are and shall be:

     1.   The property of the Company:
     2. Shall be held by Mr. Jackson in trust solely for the benefit of the Company, and shall be delivered to the Company by Mr. Jackson on the termination of this Agreement or at any other time upon the request of the Company.

(d) Mr. Jackson agrees to certify in writing at or before final termination of this Agreement that Mr. Jackson no longer has in his possession, custody or control:

     1. Any copies of any business documents generated at or relating to the Company;
     2. Proprietary Information of the Company, whether in hard copy, on a computer hard drive, computer diskettes, or in any other form or media.

(e) All pertinent information regarding the Company's business disclosed to, learned by or developed by Mr. Jackson during the course of this Agreement shall be presumed to be Proprietary Information.

(f) Mr. Jackson agrees to provide immediate notification of the terms and conditions of this Agreement, along with a copy of Section 7 of this Agreement to:

     1. All subsequent Employers or contracting parties who are involved in any way in the semiconductor industry or are otherwise competitors or potential competitors of the Company.

7. INVENTIONS

(a) For purposes of this section, the term "Inventions" shall mean discoveries, concepts, and ideas, whether patentable or not, including improvements, know-how, data, processes, methods, formulae, and techniques concerning the Company's activities, business and products that:

     1. Mr. Jackson makes, discovers, or conceives either solely or jointly with others during the term of this Agreement.
     2. Mr. Jackson, if based on or related to Proprietary Information of the Company, makes at any time after the termination of this Agreement.

          All inventions shall be solely the property of the Company and Mr. Jackson agrees to perform the requirements of this Section 7 with respect thereto without the payment by the Company of any royalty or any consideration other than as provided in this Agreement.

                                  CONFIDENTIAL


(b) Mr. Jackson shall apply for United States and foreign letters patent in Mr. Jackson's name (or jointly if the patent has more than one inventor), for his Inventions, at the Company's request, support and expense.

(c) With the exception of US patents 5,814,561 and 5,944,904 pertaining to Boundary Layer Chemical Vapor Deposition (BLCVD) technology covered under separate license agreement with the Company, Mr. Jackson, during the term of this Agreement, hereby assigns to the Company all rights to:

     1.   Inventions;
     2.   Applications for United States and/or foreign letters patent;
     3. United States and/or foreign letters patent granted upon Inventions generated.

(d) Mr. Jackson shall acknowledge and deliver promptly to the Company without consideration but at the Company's expense such written instruments (including applications and assignments) and provide other support, such as giving testimony in support of Mr. Jackson's inventorship, as may be necessary in the opinion of the Company to:

     1. Obtain, maintain, extend, re-issue and enforce United States and/or foreign letters patent relating to Inventions
     2.   To vest entire right and title thereto in the Company or its nominee.

(e) Mr. Jackson's obligation to assist the Company in obtaining and enforcing patents for Inventions whether U.S. or foreign, shall continue beyond the term of this Agreement. The Company shall compensate Mr. Jackson at a reasonable rate for time actually spent at the Company's request on such assistance. If the Company is unable, for any reason, to secure Mr. Jackson's signature to any lawful and necessary document required to apply for or execute any patent application with respect to any Inventions, including renewals, extensions, continuations, division or continuation in part thereof, Mr. Jackson hereby irrevocably designates and appoints the Company and its duly authorized officers and agents and attorneys-in-fact to act for and in Mr. Jackson's behalf, and instead of Mr. Jackson, to execute and file any application and to do all other legal force and effect as if executed by Mr. Jackson.

(f) As a matter of record, Mr. Jackson has identified on Exhibit A attached hereto all inventions or improvements relevant to the business activity of the Company which have been made, conceived, or first reduced to practice by Mr. Jackson, alone or jointly with others, prior to his employment with the Company. Mr. Jackson desires to remove Exhibit A from the operation of this Agreement and Mr. Jackson covenants that such list is complete. If there is no such list or if no Exhibit A is attached, Mr. Jackson represents that he has made no such inventions and improvements at the time of signing this Agreement.

8. NON-SOLICITATION OF CUSTOMERS OR EMPLOYEES OF THE COMPANY

(a) During the term of this Agreement and for a period of 1 year after termination of this Agreement, Mr. Jackson shall not:

     1.   Solicit any of the Company's Employees for a competing business or;
     2. Otherwise induce or attempt to induce any of the Company's Employees to terminate their employment with the Company.

(b) For a period of 1 year after termination of this Agreement, Mr. Jackson agrees and shall not solicit or call on:

     1. Any third party or entity, any customer or potential customer whom Mr. Jackson solicited or called on during the one year period immediately prior to the termination of this Agreement,;
     2. Any third party or entity, any customers or potential customers with whom he became acquainted or of which he learned during his last year of employment;

                                  CONFIDENTIAL


Unless the products or service represented do not materially compete with any of the products or services manufactured, assembled, distributed, offered, or sold by the Company.

9. EXCLUSIVE ENGAGEMENT

(a) During the term of this Agreement, Mr. Jackson, without the express written consent of the Board of Directors of the Company, shall not engage in any employment, consulting activity or business other than for the Company.

(b) Activity as a passive investor in, or outside director for, another business enterprise shall not be considered in breach of this section so long as such business enterprise is competing against or conducting business with the Company. Any such activity shall not adversely impact the performance of Mr. Jackson in fulfilling his duties to the Company.

10. NON-COMPETE

The parties acknowledge that Mr. Jackson, as a result of his status as a founder and executive employee, shall substantively contribute to and shall acquire significant knowledge and information concerning the business of the Company and its Customers. The parties further acknowledge that the scope of business in which the Company is engaged is worldwide and very competitive, and that such business is one in which few companies can compete successfully. The parties also acknowledge that competition from Mr. Jackson in that business would be detrimental and harmful to the Company. Accordingly, Mr. Jackson agrees that during the term of this Agreement, and for a period of 1 year following the termination of this Agreement, Mr. Jackson shall not:

(a) Directly or indirectly, sell or attempt to sell products or services for or on behalf of any business that manufactures, assembles, distributes, offers or sells any products or services that materially compete with any services or products manufactured, assembled, distributed, offered or sold by the Company.

(b) Persuade or attempt to persuade any potential customer or client of the Company not to transact business with the Company, or instead to transact business with Mr. Jackson, another person, or organization, or business entity.

(c) Solicit the business of any company that has been a customer or client of the Company at any time during the term of this Agreement. If Mr. Jackson becomes employed by or represents a business that exclusively sells products or services that do not materially compete with the Company, then such contact shall not be deemed in breach of this Section 11(c).

11. FREEDOM FROM ENGAGEMENT RESTRICTIONS

Mr. Jackson represents and warrants that Mr. Jackson has not entered into any agreement, whether express, implied, oral, or written, that poses an impediment to Mr. Jackson's employment by the Company including Mr. Jackson's compliance with the terms of this Agreement. In particular, Mr. Jackson is not subject to a pre-existing non-competition agreement and no restrictions or limitations exist respecting Mr. Jackson's ability to perform fully his duties for the Company.

12. INJUNCTIVE RELIEF

Both parties acknowledge that a breach of this Agreement is likely to result in irreparable and unreasonable harm to the party not in breach. Both parties further acknowledge that damages caused by a breach would be extremely difficult to calculate, and that injunctive relief, as well as damages, would be appropriate.

13. SUCCESSORS AND ASSIGNS

This Agreement shall be binding upon Mr. Jackson, his heirs, executors, assigns and administrators and shall inure to the benefit of the Company, its successors, and assigns.

14. WAIVER

No waiver of any of the provisions of this Agreement shall be deemed to , or shall constitute a waiver of, any other provisions, whether or not similar, nor shall any waiver constitute a continuing waiver. No waiver shall be binding unless executed in writing by the party making the waiver.

15. GOVERNING LAW AND VENUE

Arizona law shall govern the construction and enforcement of this Agreement and the parties agree that any litigation pertaining to this Agreement shall be in courts located in Maricopa County, Arizona, and each of the parties consents to the exclusive jurisdiction of such courts and waives any objection to jurisdiction or venue of such courts.

16. COMPLIANCE WITH LAW AND AMENDMENT BY COURT

If there is any conflict between any provision of this Agreement and any statute, law, regulation or judicial precedent, the latter shall prevail, but the provisions of this Agreement thus affected shall be curtailed and limited only to the extent necessary to bring it within the requirements of the law. If any part of this Agreement shall be held by a court of proper jurisdiction to be indefinite, invalid or otherwise unenforceable, the entire Agreement shall not fail on account thereof, but:

     1. The balance of the Agreement shall continue in full force and effect unless such construction would clearly be contrary to the intention of the parties or would result in unconscionable injustice; and
     2. The court shall amend the Agreement to the extent necessary to make the Agreement valid and enforceable.

17. CONSTRUCTION

The language in all parts of this Agreement shall in all cases be construed as a whole according to its fair meaning and not strictly for nor against any party. The Section headings in this Agreement are for reference purposes only and will not affect in any way the meaning or interpretation of this Agreement. All terms used in one number or gender shall be construed to include any other number or gender as the context may require. The parties agree that each party has reviewed this Agreement and has had the opportunity to have counsel review the same and that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not apply in the interpretation of this Agreement or any amendment or any exhibits thereof.

18. NON-DELEGATION OF MR. JACKSON'S RIGHTS AND THE COMPANY'S ASSIGNMENT RIGHTS

The obligations, rights and benefits of Mr. Jackson hereunder are personal and may not be delegated, assigned or transferred in any manner whatsoever, nor are such obligations, rights and benefits subject to involuntary alienation, assignment or transfer. Upon reasonable notice to Mr. Jackson, the Company may transfer Mr. Jackson to an affiliate of the Company, which affiliate shall assume the obligation of the Company under this Agreement

19. ATTORNEYS' FEES

Except as otherwise provided herein, in the event any party hereto institutes an action or other proceeding to enforce any rights arising out of this Agreement, the party prevailing in such action or other proceeding shall be paid all reasonable costs and attorneys' fees by the non-prevailing party. Such fees shall be set by the court and not by a jury and shall be included in any judgement in such proceeding.

20. NOTICES

Any notice required or permitted pursuant to the provisions of this Agreement shall be in writing and shall be deemed duly given when actually received as a consequence of any effective method of delivery, including but not limited to hand delivery, transmission by telecopier, or delivery by a recognized courier service, or sent by certified or registered mail addressed to the parties as follows:



(a) In the case of the Company:              With a Copy to:

         SITEK, Incorporated                 Quarles & Brady
         Attn: Dr. Don M. Jackson, Jr.       Attn: Robert Moya
         1817 West 4th Street                One East Camelback Road, Suite 400
         Tempe, AZ 85281                     Phoenix, AZ 85012

(b) In the case of Mr. Jackson               With a Copy to:

         Paul D. Jackson
         4713 E. Via Los Caballos
         Phoenix, AZ 85028


Or to such alternate address as any party shall have specified by written notice to the other in accordance with this Section.

21. ENTIRE AGREEMENT

This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof (i.e. Mr. Jackson's employment by the Company) and supercedes all prior or contemporaneous understandings or agreements in regard thereto. No modification or addition to this Agreement shall be valid unless in writing, specifically referring to this Agreement, and signed by all parties.

IN WITNESS WHEREOF, the parties have executed this Agreement this ___day of ______, 2000.



EMPLOYER:                                   FOUNDER-EXECUTIVE:





-----------------------------------         ------------------------------------
Don M. Jackson, Jr., Ph.D.                  Paul D. Jackson
President/Chief Executive Officer
SITEK, Incorporated

                                    EXHIBIT A

Mr. Jackson's Personal Intellectual Property List

AERONAUTICAL CONCEPTS

By Virtue of his education and experience, Mr. Jackson has conceived and developed designs for numerous aerospace and aviation products that are the personal property of Mr. Jackson.

ROBOT EDGE-GRIP END EFFECTOR

Mr. Jackson has developed a unique concept for a special end-effector device that can be applied to handling of silicon wafers up to 400-mm in diameter. This proprietary design is the personal property of Mr. Jackson, but is available to the Company on a royalty-free exclusive basis during the term of this Agreement.

CIRCULAR FLOW EPITAXIAL REACTOR

Mr. Jackson has developed a concept for a method to circulate gases and vapors inside a CVD or epitaxial reactor for semiconductor wafer processing and the processing of films on other shapes and materials. This proprietary design is the personal property of Mr. Jackson.